Firestone Communications, Inc.
Consolidated Balance Sheets
(Unaudited)

	As of	As at December 31,
	June 30, 2006	2005	2004
Assets
Current Assets:
Cash and Cash Equivalents	$100,064	$15,026	$122,282
Accounts Receivable, Net of Allowance for Doubtful Accounts of $109,518 in 2006; $109,000 in 2005; None in 2004	170,333	218,927	180,454
Programming Rights	79,267	87,393	34,425
Prepaid Expenses	12,344	23,981	6,151
Total Current Assets	362,008	345,327	343,312

Property and Equipment, Net	2,070,288	2,319,204	2,088,072
Other Assets	61,443	61,443	63,916
Total Assets	$2,493,739	$2,725,974	$2,495,300

Liabilities and Stockholders' Deficit Current Liabilities:
Accounts Payable	$1,288,076	$675,483	$489,987
Accrued Expenses	568,999	560,232	384,804
Deferred Revenue	114,884	144,813	315,687
Lines of Credit	805,286	700,000	902,524
Programming Obligations	119,826	87,393	34,425
Current Portion of Long-term Debt	318,248	189,475	170,954
Current Portion of Long-term Debt-Related Party	1,420,112	743,938	46,861
Current Portion of Mandatorily Redeemable Preferred Stock	840,000	840,000	360,000
Total Current Liabilities	5,475,431	3,941,334	2,705,242

Long-term Debt	—	—	60,900
Long-term Debt-Related Party	1,112,195	1,567,111	753,439
Mandatorily Redeemable Preferred Stock	1,862,788	1,862,788	2,211,694

Commitments and Contigencies	—	—	—
Total Stockholders' Deficit	(5,956,676)	(4,645,259)	(3,235,975)
Total Liabilities and Stockholders' Deficit	$2,493,739	$2,725,974	$2,495,300

Consolidated Balance Sheet and Statement of Operations were prepared by Firestone Communications, Inc. as a private company, in accordance with generally accepted accounting principles and may not conform to SEC Regulation S-X. Accordingly, such historical information may be adjusted and presented differently in our Proxy Statement/Prospectus to solicit stockholders' approval of the Merger.

Firestone Communications, Inc.
Statements of Operations
(Unaudited)

	Six Months Ended	Year Ended December 31,
	June 30, 2006	2005	2004
Net Sales	$1,303,785	$6,756,586	$1,673,961
Cost of Sales	1,229,375	5,885,044	1,949,697
Gross Profit (Loss)	74,411	871,542	-275,736
Operating Expenses
Advertising Expenses	58,745	228,734	150,990
General and Administrative	1,254,475	2,081,024	1,601,334
Total Operating Expenses	1,313,220	2,309,758	1,752,324
Loss From Operations	(1,238,810)	(1,438,216)	(2,028,060)
Other Income (Expenses)
Interest Expense	(208,606)	(290,443)	(131,463)
Other Income (Expense), Net	86,711	(7,613)	22,306
Total Other Expenses	(121,895)	(298,056)	(109,157)

Net Loss	($1,360,705)	($1,736,272)	($2,137,217)

Consolidated Balance Sheet and Statement of Operations were prepared by Firestone Communications, Inc. as a private company, in accordance with generally accepted accounting principles and may not conform to SEC Regulation S-X. Accordingly, such historical information may be adjusted and presented differently in our Proxy Statement/Prospectus to solicit stockholders' approval of the Merger.